        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 9, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                INTRAWARE, INC.
             (Exact name of Registrant as specified in its charter)
                         ------------------------------

               DELAWARE                                                                       68-0389976
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                Identification Number)

                         2000 POWELL STREET, SUITE 140
                              EMERYVILLE, CA 94608
                                 (925) 253-4500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                         ------------------------------

                                   JOHN MOSS
                         2000 POWELL STREET, SUITE 140
                              EMERYVILLE, CA 94608
                                 (925) 253-4500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:
                               JOHN DONAHUE, ESQ.
                             ADAM R. DOLINKO, ESQ.
                            MICHAEL A. WALKER, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                              PALO ALTO, CA 94304
                                 (650) 493-9300
                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF SECURITIES           AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
              TO BE REGISTERED                   REGISTERED(1)         SECURITY(2)           PRICE(2)         REGISTRATION FEE
Common Stock, $0.0001 par value per share
  shares....................................   1,414,020 shares      $10,340,621.25       $10,340,621.25          $2,729.92

(1) Shares of Common Stock that may be offered pursuant to this registration statement consist of shares that may be issuable upon conversion of, or as dividends on Series A, B and C Preferred Stock and shares that may be issued upon the exercise of warrants. For purposes of estimating the number of shares of Common Stock to be included in this registration statement, we included (i) 671,226 shares, representing 120% of the number of shares of Common Stock issuable upon conversion in full of Series A Preferred Stock (excluding accrued and unpaid dividends) at the conversion price of $14.91 per share as of September 6, 2000 plus, (ii) 57,797 shares, representing 120% of the number of shares of Common Stock issuable upon conversion in full of the Series B Preferred Stock (excluding accrued and unpaid dividends) at the conversion price of $8.5125 as of September 6, 2000, plus
    (iii) 33,641 shares, representing 120% of the number of shares of Common Stock issuable upon conversion in full of the Series C Preferred Stock (excluding accrued and unpaid dividends) at the conversion price of $14.625 as of September 6, 2000, plus (iv) 234,984 shares representing 120% of the number of shares of common stock issuable in lieu of cash dividends payable on the Preferred Stock, assuming a dividend conversion price of $7.3125 and assuming all the shares of Preferred Stock were held until maturity, plus
    (v) 416,362 shares of common stock, representing 120% of the number of shares issuable upon exercise of warrants issued to the purchasers of the preferred stock, plus (vi) shares that may be issuable as the result of a stock split, stock dividend or similar transaction as provided by Rule 416 of the Securities Act.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on a per share price of $7.3125, the average of the high and low reported sales prices of the Registrant's common stock on the Nasdaq National Market on November 6, 2000.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 9, 2000

                                INTRAWARE, INC.

                                1,414,020 Shares

                                  Common Stock

                               ------------------

    This prospectus relates to 1,414,020 shares of our common stock which may be sold from time to time by the selling securityholders identified in this prospectus. The shares offered by this prospectus are issuable upon conversion of, or as dividends on, our Series A, B, and C Preferred Stock or upon exercise of warrants held by the selling security holders. As of November 1, 2000 the shares of Series A, B and C Preferred Stock were convertible into an aggregate of 635,553 shares of common stock, excluding accrued and unpaid dividends, and the warrants were exercisable for 346,968 shares of common stock.

    While we may receive proceeds upon the exercise of the warrants, we will not receive any proceeds from the sale of the shares offered by this prospectus.

    Our common stock is quoted on the Nasdaq National Market under the symbol "ITRA". On November 6, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $7.3125 per share.

    Investment in the securities involves risks. See "Risk Factors" beginning on page 2 of this prospectus.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 9, 2000.

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling securityholders will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                               TABLE OF CONTENTS

THE COMPANY.................................................      1

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS............      1

RISK FACTORS................................................      2

USE OF PROCEEDS.............................................     11

DESCRIPTION OF CAPITAL STOCK................................     11

SELLING SECURITYHOLDERS.....................................     16

PLAN OF DISTRIBUTION........................................     18

LEGAL MATTERS...............................................     20

EXPERTS.....................................................     20

WHERE YOU CAN FIND MORE INFORMATION.........................     20

                                  THE COMPANY

    We are a leading provider of information technology management solutions. Our services allow information technology professionals to manage the business software life cycle from their web browsers--starting with research and evaluation, through purchase, training, and deployment, to updates and asset management. We provide objective technical research; in-depth software analysis; an extensive selection of software, training, and resources; and a comprehensive software delivery, deployment, update, and asset management system.

    Intraware, Inc. was incorporated in Delaware on August 14, 1996.

    Our corporate offices are located at 2000 Powell Street, Suite 140, Emeryville, California 94608. Our telephone number at that location is
(925) 253-4500.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

    In addition to the other information contained in this prospectus, investors should carefully consider the risk factors disclosed in this prospectus, including those beginning on page 1, in evaluating an investment in the common stock issuable upon conversion of and as common stock dividends on the Series A, Series B and Series C preferred shares and exercise of the related warrants. This prospectus and the documents incorporated herein by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may", "will", "expects", "plans", "anticipates", "estimates", "potential", or "continue" or the negative thereof or other comparable terminology. Although Intraware believes that the expectations reflected in the forward-looking statements contained herein and in such incorporated documents are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Intraware's future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth below and for the reasons described elsewhere in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and Intraware assumes no obligation to update any such forward-looking statement or reason why actual results might differ.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING A DECISION TO INVEST IN INTRAWARE. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING INTRAWARE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE DO NOT CURRENTLY BELIEVE ARE IMPORTANT TO AN INVESTOR MAY ALSO HARM OUR BUSINESS OPERATIONS. IF ANY OF THE EVENTS, CONTINGENCIES, CIRCUMSTANCES OR CONDITIONS DESCRIBED IN THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OUR RESULTS OF OPERATIONS COULD BE SERIOUSLY HARMED. IF THAT OCCURS, THE TRADING PRICE OF INTRAWARE COMMON STOCK COULD DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

WE HAVE NEGATIVE CASH FLOW AND MAY NOT HAVE SUFFICIENT CASH TO EFFECTIVELY MANAGE OUR WORKING CAPITAL REQUIREMENTS AND FUND OUR OPERATIONS FOR THE PERIOD REQUIRED TO ACHIEVE PROFITABILITY.

    We have limited cash and credit available, and may be unable to raise additional financing or establish additional lines of credit. As of August 31, 2000, we had approximately $22.2 million of cash and cash equivalents and $7.0 million in short-term marketable securities, before our repayment of $7.9 million to our preferred stockholders in September 2000. As of August 31, 2000, our available credit under existing lines of credit was $1.7 million. There can be no assurance that we will be able to achieve the revenue and gross margin objectives necessary to achieve profitability without either obtaining additional financing or reducing our expenses or expense growth. Any substantial reduction in our expenses or expense growth could impair our future revenue growth by cutting product development, sales, marketing and/or support resources. Any such impairment of revenue growth could slow or prevent our transition to profitability and have a material adverse effect on our business.

WE HAVE A HISTORY OF LOSSES, WE EXPECT FUTURE LOSSES AND WE MAY NOT EVER BECOME PROFITABLE.

    We have not achieved profitability, expect to incur net losses in the foreseeable future and may not ever become profitable in the future. We incurred net losses of $28.0 million for the year ended February 29, 2000, $15.0 million for the year ended February, 28, 1999, $6.0 million for the year ended
February 28, 1998 and $1.5 million for the period from August 14, 1996 through February 28, 1997. In addition, we incurred net losses of $11.6 million and $23.4 million for the three months and six months ended August 31, 2000, respectively. As of August 31, 2000, we had an accumulated deficit of approximately $72.8 million. Net losses have increased for each of our quarters since inception and we cannot assure you this trend will not continue. We expect to continue to increase our sales and marketing, product development and administrative expenses. As a result we will need to generate significant additional revenues to achieve and maintain profitability.

    We were founded in August 1996, and are an early stage company. We have a limited operating history that makes it difficult to forecast our future operating results. Although our revenues have grown in most of our recent quarters, we cannot be certain that such growth will continue or that we will achieve sufficient revenues for profitability. If we do achieve profitability in any period, we cannot be certain of continued or increased profitability on a quarterly or annual basis.

WE ARE SUBSTANTIALLY DEPENDENT ON THE SUN/NETSCAPE ALLIANCE AND THE TERMINATION OF THIS RELATIONSHIP WOULD HAVE A SUBSTANTIAL, IMMEDIATE ADVERSE EFFECT ON OUR BUSINESS.

    For the three months ended August 31, 2000, we generated approximately 84.3% of our software product revenues from the sale of the Sun/Netscape Alliance's iPlanet software, and approximately 37.7% of our online service revenues from the outsourcing of INTRAWARE DELIVERY services to the Sun/Netscape Alliance. As a result, transactions with the Sun/Netscape Alliance and the sale of iPlanet products accounted for approximately 67.5% of our total net revenues in the three months ended August 31, 2000. Our agreement for resale of iPlanet products will expire on December 31, 2000, and we cannot assure you that the term of that agreement will be extended or that a replacement agreement will be executed. If the existing agreement for resale of iPlanet products were not extended or replaced, or the Sun/Netscape Alliance otherwise limited or discontinued selling its software through us, our business would be materially adversely affected.

    We provide online software update and license management services to Sun/Netscape Alliance customers through our INTRAWARE DELIVERY service under an agreement that expires on June 30, 2001. We cannot assure you that this agreement will be extended. Substantially all of our INTRAWARE DELIVERY revenues to date have been generated through this Sun contract, and our failure to extend this contract at the end of its current term could have a material adverse effect on our INTRAWARE DELIVERY revenues and on our business as a whole.

    If Sun and/or Netscape chose to offer its own electronic software delivery, tracking, maintenance or other services, which it is permitted to do under the current agreements, it would have a substantial and immediate adverse effect on our business, results of operations and financial condition.

THE LOSS OF ONE OR MORE OF OUR KEY CUSTOMERS COULD ADVERSELY AFFECT OUR
REVENUES.

    We believe that a substantial amount of revenue from software product sales in any given future period may come from a relatively small number of customers. If one or more major customers were to substantially cut back software purchases or stop using our products or services, our operating results could be materially adversely affected. We do not have long-term contractual relationships with most of these customers because they purchase software on a transaction by transaction basis. As a result, we cannot assure you that any of our customers who purchase software through us will purchase from us in future periods.

OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS BECAUSE OF MANY FACTORS AND ANY OF THESE COULD ADVERSELY AFFECT OUR STOCK PRICE.

    We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarter our operating results will be below the expectations of public market analysts and investors and as a result, the price of our common stock will fall. Our operating results have varied widely in the past, and we expect that they will continue to vary significantly from quarter to quarter due to a number of risk factors, including:

    - demand for our online services and technology and the products of our software vendors;

    - the timing of sales of our online services and technology and the products of our software vendors;

    - aggressive cost management in the sales, marketing, product development and support areas;

    - loss of strategic relationships with major software vendors;

    - the mix of our proprietary online services vs. software products sold;

    - delays in introducing our online services or our vendors' software products according to planned release schedules;

    - our ability to retain existing customers and attract new customers;

    - changes in our pricing policies or the pricing policies of our software vendors;

    - changes in the growth rate of Internet usage and acceptance by customers of electronic software delivery for large software purchases, particularly for international customers;

    - technical difficulties, system failures or Internet downtime;

    - the mix of domestic and international sales;

    - certain government regulations;

    - our ability to upgrade and develop our information technology systems and infrastructure;

    - costs related to acquisitions of technology or businesses; and

    - general economic conditions as well as those specific to the Internet and related industries.

    While we have recently experienced increasing gross margins on revenues derived from software product sales, there can be no assurance that such increases will continue. Also, as we have shifted a larger proportion of our sales and marketing resources toward our more recently introduced online services, such as INTRAWARE DEPLOYMENT, INTRAWARE E-LEARNING and INTRAWARE ASSET MANAGEMENT, we have experienced and may continue to experience one or more quarters of reduced software product sales. Any shortfall in our revenues would directly adversely affect our operating income or loss, and these fluctuations could affect the market price of our common stock.

    We plan to significantly increase our operating expenses to expand our sales and marketing operations, broaden our customer support capabilities, and fund greater levels of product development. Our operating expenses, which include sales and marketing, product development and general and administrative expenses, are based on our expectations of future revenues and are relatively fixed in the short term. If revenues fall below our expectations and we are not able to quickly reduce our spending in response, our operating results would be adversely affected.

OUR NEWLY INTRODUCED ONLINE SERVICES AND TECHNOLOGY MAY NOT BE ABLE TO GENERATE ANTICIPATED REVENUES.

    We have only recently started selling a number of online services such as INTRAWARE DEPLOYMENT, INTRAWARE VOLUME LICENSING, INTRAWARE E-LEARNING and INTRAWARE ASSET MANAGEMENT. We cannot assure you that these online services will result in additional customers and customer loyalty, significant additional revenues or improved operating margins in future periods. Additionally, we cannot assure you that software vendors will continue to find it strategically or economically justifiable for us to deliver the INTRAWARE DELIVERY service to their customers.

    We had no significant online services revenues until the quarter ended November 30, 1998, and for the three months ended August 31, 2000, revenues from online services and technology totaled only $6.5 million, which constituted 19.9% of our total revenues for that period. These online services are not only important to improving our operating results but also to continuing to attract and retain both our software vendor and corporate information technology professional customers, and in differentiating our online service offerings from those of our competitors.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO EFFECTIVELY COMPETE.

    The market for selling software products and related online services is highly competitive. We expect competition to intensify as current competitors expand their product offerings and new competitors enter the market. We have recently experienced, and expect to continue to experience, price competition on our software sales, particularly on large sales transactions. We cannot assure you that we will be able to compete successfully against current or future competitors, or that competitive pressures faced by us will not adversely affect our business and results of operations.

    Our current competitors include a number of companies offering one or more solutions for the researching, evaluation, purchase, deployment, maintenance and management of, and training on, business software. Because there are relatively low barriers to entry in the software and Internet services markets, we expect additional competition from other established and emerging companies.

Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could have a significant adverse effect on our business and results of operations.

    Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, better name recognition, and a larger installed base of customers than we do. Many of our competitors may also have well-established relationships with our existing and prospective customers.

    Our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs and compete with our products. We also expect that the competition will increase as a result of software industry consolidations. As a result, we may not be able to effectively compete for customers.

WE ARE DEPENDENT ON MARKET ACCEPTANCE OF ELECTRONIC SOFTWARE DELIVERY, AND IF IT DOES NOT ACHIEVE WIDESPREAD ACCEPTANCE, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

    Our success will depend in large part on acceptance by information technology professionals of electronic software delivery as a method of buying business software. If electronic software delivery does not achieve widespread market acceptance, our business will be adversely affected. Electronic software delivery is a relatively new method of selling software products and the growth and market acceptance of electronic software delivery is highly uncertain and subject to a number of risk factors. These factors include:

    - the potential for state and local authorities to levy taxes on Internet transactions;

    - the availability of sufficient network bandwidth to enable purchasers to rapidly download software;

    - the number of software packages that are available for purchase through electronic software delivery as compared to those available through traditional delivery methods;

    - the level of customer confidence in the process of downloading software;
      and

    - the relative ease of such a process and concerns about transaction security.

    Even if electronic software delivery achieves widespread acceptance, we cannot be sure that we will overcome the substantial technical challenges associated with electronically delivering software reliably and consistently on a long-term basis. Furthermore, the proliferation of software viruses poses a risk to market acceptance of electronic software delivery. Any well-publicized transmission of a computer virus by us or another company using electronic software delivery could deter information technology professionals from utilizing electronic software delivery technology and our business could be adversely affected.

CONTINUED ADOPTION OF THE INTERNET AS A METHOD OF CONDUCTING BUSINESS IS NECESSARY FOR OUR FUTURE GROWTH.

    The widespread acceptance and adoption of the Internet by traditional businesses for conducting business and exchanging information is likely only in the event that the Internet provides these businesses with greater efficiencies and improvements. The failure of the Internet to continue to develop as a commercial or business medium would adversely affect our business.

FAILURE TO EXPAND INTERNET INFRASTRUCTURE COULD LIMIT OUR FUTURE GROWTH.

    The recent growth in Internet traffic has caused frequent periods of decreased performance, and if Internet usage continues to grow rapidly, its infrastructure may not be able to support these demands and its performance and reliability may decline. If outages or delays on the Internet occur frequently or increase in frequency, overall web usage including usage of our web site in particular could grow more slowly or decline. Our ability to increase the speed and scope of our services to customers is ultimately limited by and dependent upon the speed and reliability of both the Internet and our customers' internal networks. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet as well as to our individual customers' networking infrastructures to alleviate overloading and congestion.

INCREASED SECURITY RISKS OF ONLINE COMMERCE MAY DETER FUTURE USE OF OUR
  SERVICES.

    Concerns over the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of the Internet and other online services generally, and online commerce in particular. Our failure to prevent security breaches could significantly harm our business and results of operations. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in a compromise or breach of the algorithms we use to protect our customers' transaction data or our software vendors' products. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Any well-publicized compromise of security could deter people from using the web to conduct transactions that involve transmitting confidential information or downloading sensitive materials.

WE HAVE EXPERIENCED SIGNIFICANT GROWTH IN OUR BUSINESS IN RECENT PERIODS AND OUR ABILITY TO MANAGE THIS GROWTH WILL AFFECT OUR BUSINESS.

    Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We have increased, and plan to continue to increase, the scope of our operations. These expansion efforts could be expensive and put a strain on management, and if we do not manage growth properly, it could adversely affect our business. Our headcount has grown and will continue to grow substantially. In particular, we will need to expand our technology infrastructure, which will include making certain key employee hires in product development. These hires historically have been difficult and we can not assure you that we will be able to successfully attract and retain a sufficient number of qualified personnel.

WE NEED TO EXPAND OUR MANAGEMENT SYSTEMS AND CONTROLS IN ORDER TO SUPPORT OUR ANTICIPATED GROWTH.

    Our growth has placed, and our anticipated future growth will continue to place, a significant strain on our management systems and controls. We cannot assure you that we will be able to adequately expand our technology resources to support our anticipated growth. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures. Furthermore, we expect that we will be required to manage multiple relationships with various software vendors, customers and other third parties.

WE MAY NOT BE ABLE TO FUND THE HIRING AND RETENTION OF SALES, MARKETING AND SUPPORT PERSONNEL THAT WE NEED TO SUCCEED.

    If we lack the funds to hire and retain sufficient numbers of sales, marketing and support personnel, our business and results of operations would be adversely affected. Competition for qualified sales and marketing and support personnel is intense, and we might not be able to hire and retain sufficient numbers of qualified sales and marketing and support personnel. We need to substantially expand our sales operations and marketing efforts, both domestically and internationally, in order to increase market awareness and sales of the products and services we offer. These products and services require a sophisticated sales effort targeted at several people within the information technology departments of our prospective customers. If we are unable to fund the hiring and retention of a sufficient number of qualified sales and marketing personnel, our business and growth prospects will be materially adversely affected.

    We currently have a small customer service and support organization and will need to increase our staff to support new customers and the expanding needs of existing customers. Hiring customer service and support personnel is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of the Internet. Because of our financial constraints and the limited availability of such personnel, we cannot assure you that we will be able to hire and retain sufficient numbers of qualified customer service and support personnel.

OUR EXECUTIVE OFFICERS AND CERTAIN KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS AND THESE OFFICERS AND KEY PERSONNEL MAY NOT REMAIN WITH US IN THE FUTURE.

    Our future success depends upon the continued service of our executive officers and other key technology, sales, marketing and support personnel and most of our officers or key employees are not bound by an employment agreement for any specific term. If we lost the services of one or more of our key employees, or if one or more of our executive officers or employees decided to join a competitor or otherwise compete directly or indirectly with us, this could have a significant adverse effect on our business. In particular, the services of Peter Jackson, Chief Executive Officer, Paul Martinelli, Chief Technology Officer, Mark Long, Executive Vice President of Strategic Development, Don Freed, Executive Vice President and Chief Financial Officer, and Frost Prioleau, Executive Vice President for Products and Services, would be difficult to replace.

OUR ACQUISITIONS COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS.

    We currently intend to make additional investments in complementary companies, services and technologies. These acquisitions and investments could disrupt our ongoing business, distract our management and employees and increase our expenses. If we acquire another company, we could face difficulties in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. Acquisitions of additional services or technologies also involve risks of incompatibility and the need for integration into our existing services and marketing, sales and support efforts. We may be required to spend additional time or money on integration which would otherwise be spent on developing our business and services. If we do not integrate our technology effectively or if management and technical staff spend too much time on integration issues, it could harm our business, financial condition and operating results. Also, if we finance the acquisitions by incurring debt or issuing equity securities, this could dilute our existing stockholders. Any amortization of goodwill or other assets, or other charges resulting from the costs of such acquisitions, could adversely affect our operating results.

WE FACE RISKS OF CLAIMS FROM THIRD PARTIES FOR INTELLECTUAL PROPERTY INFRINGEMENT THAT COULD ADVERSELY AFFECT OUR BUSINESS.

    Our services operate in part by making software products and other content available to our customers. This creates the potential for claims to be made against us, either directly or through contractual indemnification provisions with vendors. Any claims could result in costly litigation and be time-consuming to defend, divert management's attention and resources, cause delays in releasing new or upgrading existing services or require us to enter into royalty or licensing agreements. These claims could be made for defamation, negligence, patent, copyright or trademark infringement, personal injury, invasion of privacy or other legal theories based on the nature, content or copying of these materials.

    Litigation regarding intellectual property rights is common in the Internet and software industries. We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. There can be no assurance that our services do not infringe on the intellectual property rights of third parties.

    In addition, we may be involved in litigation involving the software of third party vendors that we electronically distribute. Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. A successful claim of infringement against us and our failure or inability to license the infringed or similar technology could adversely affect our business. Although we carry general liability insurance, our insurance may not cover all potential claims or may not be adequate to protect us from all liability that may be imposed.

    We take steps to verify that our INTRAWARE DEPLOYMENT customers that download third-party software from our web site are entitled to deploy and use that software. However, there can be no assurance that this verification procedure will help us defend against claims by, or protect us against liability to, the owners of copyrights in that third-party software.

    Our success and ability to compete are substantially dependent upon our internally developed technology, which we protect through a combination of patent, copyright, trade secret and trademark law. We are aware that certain other companies are using or may have plans to use the name "Intraware" as a company name or as a trademark or service mark. While we have received no notice of any claims of trademark infringement from any of those companies, we cannot assure you that certain of these companies may not claim superior rights to "Intraware" or to other marks we use. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our services or technology and we cannot be certain that the steps we have taken will prevent misappropriation of our technology.

WE MAY BE REQUIRED TO REDEEM OR PAY SUBSTANTIAL PENALTIES TO THE HOLDERS OF THE SERIES A, B AND C PREFERRED STOCK AND RELATED WARRANTS IF SPECIFIC EVENTS OCCUR.

    Under our agreements with the holders of the Series A, B and C preferred stock and the related warrants, we are required to redeem or pay substantial penalties to these holders under specific circumstances, including, among others:

    - nonpayment of dividends on the Series A, B and C preferred shares in a timely manner;

    - failure to deliver shares of our common stock upon conversion of the Series A, B and C preferred shares or upon exercise of the related warrants after a proper conversion or exercise;

    - nonpayment of the redemption price of the Series A, B and C preferred shares if we elect to redeem these shares at maturity;

    - failure to comply with financial covenants regarding cash balances and cash burn rates;

    - failure to have this registration statement effective by January 10, 2001, or after being declared effective, the unavailability of this registration statement to cover the resale of the shares of common stock issuable upon conversion of the Series A, B and C preferred shares and exercise of the related warrants (without regard to any limitations on conversions or exercises);

    - suspension or delisting from trading on the Nasdaq National Market;

    - a change of control; or

    - a material breach of our agreements with the selling securityholders.

POTENTIAL YEAR 2000 PROBLEMS WITH OUR INTERNAL OPERATING SYSTEMS OR THE SOFTWARE PRODUCTS THAT WE RESELL COULD ADVERSELY AFFECT OUR BUSINESS.

    Although to date we have not experienced any material problems attributable to the year 2000 problem with respect to our software products and internal systems, it is possible that software we distribute could contain undetected errors or defects associated with year 2000 date functions that may result in material costs or liabilities to us in the future. Moreover, the software we distribute interacts directly and indirectly with a large number of third-party hardware and software systems, each of which may contain or introduce undetected errors or defects. We are unable to predict to what extent our business may be affected if the software we distribute or the systems that operate in conjunction with that software experience a material year 2000 related failure. Any year 2000 defect in the software we distribute, or the software and hardware systems with which it operates, as well as any year 2000 errors caused by older non-current products that were not upgraded by our customers, could expose us to litigation that could require us to incur significant costs in defending the litigation or expose us to the risk of significant damages. The risks of this litigation may be particularly acute due to the mission-critical applications for which many of the products we distribute are used.

OUR MARKET MAY UNDERGO RAPID TECHNOLOGICAL CHANGE AND OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO MEET THE CHANGING NEEDS OF OUR INDUSTRY.

    Our market is characterized by rapidly changing technology, evolving industry standards and frequent new product announcements. To be successful, we must adapt to our rapidly changing market by continually improving the performance, features and reliability of our services. We could incur substantial costs to modify our services or infrastructure in order to adapt to these changes. Our business could be adversely affected if we incur significant costs without adequate results, or find ourselves unable to adapt rapidly to these changes.

A DISASTER COULD SEVERELY DAMAGE OUR OPERATIONS.

    We do not have a complete disaster recovery plan in effect and do not have fully redundant systems for our service at an alternate site. A disaster could severely damage our business and results of operations because our service could be interrupted for an indeterminate length of time. Our operations depend upon our ability to maintain and protect our computer systems, all of which are located at our facility in Orinda, California and at an offsite location managed by a third party in Santa Clara, California. Orinda and Santa Clara exist on or near known earthquake fault zones. Although the outside facility, which hosts our primary web and database servers, is designed to be fault tolerant, the system is vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, and similar events. Although we maintain insurance against fires, floods, earthquakes and general business interruptions, there can be no assurance that the amount of coverage will be adequate in any particular case.

CHANGES IN THE LAWS AND OTHER GOVERNMENT REGULATIONS MAY ADVERSELY AFFECT OUR
  BUSINESS.

    If State and local tax laws are changed to impose sales tax on sales of electronically delivered software our business will be materially and adversely affected.

    More generally, the law governing Internet transactions remains largely unsettled, even in areas where there has been some legislative action. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business by increasing our costs and administrative burdens. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet.

    Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. It appears that additional laws and regulations regarding protection of privacy on the Internet will be adopted at the state and federal levels in the United States. The European Union has enacted its own data protection and privacy directive, which required all 15 European Union Member States to implement laws relating to the processing and transmission of personal data by October 24, 1998. We must comply with these new regulations in both Europe and the United States, as well as any other regulations adopted by other countries where we may do business. We must also comply with U.S. export controls on software generally and encryption technology in particular. The growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad. Compliance with any newly adopted laws may prove difficult for us and may negatively affect our business.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale by the selling securityholders of common stock, although we may receive up to approximately $4.4 million upon exercise of the warrants.

                          DESCRIPTION OF CAPITAL STOCK

    We are authorized to issue 250,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of preferred stock, $0.0001 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our amended and restated certificate of incorporation and amended and restated bylaws and by the provisions of applicable Delaware law, particularly the certificate of designations, preferences and rights relating to the Series A preferred, Series B preferred and Series C preferred shares.

COMMON STOCK

    As of November 1, 2000, there were 27,514,500 shares of common stock outstanding, held of record by approximately 498 stockholders. In addition, as
of November 1, 2000, there were       shares of common stock subject to
outstanding options and warrants exercisable for 346,968 shares of common stock.

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

    GENERAL

    On June 30, 2000, we issued 834 shares of Series A preferred stock, 833 shares of Series B preferred stock and 833 shares of Series C preferred stock to certain institutional investors in return for $25,000,000. On the same date, we also issued to those investors warrants to purchase a number of shares of our common stock that was indeterminable at that date. In issuing the preferred stock and the warrants, we relied on the exemption provided by Regulation D promulgated number the Securities Act based on the limited number of investors and on representations of such investors. Pursuant to the terms of the preferred stock, we subsequently redeemed 792 shares of each of the Series B and Series C preferred stock for a total of approximately $16.1 million. After that redemption, the number of common shares issuable upon conversion of the Series A, B and C Preferred Stock as of November 1, 2000 was 635,554 (excluding accrued and unpaid dividends and without regard to any limitations on conversions). The warrants are currently exercisable for 346,968 shares (without regard to any limitations on exercises).

    DIVIDENDS

    The Series A, Series B and Series C preferred shares carry a dividend rate of 9% per annum, payable on the first day of each calendar quarter beginning on October 1, 2000 and quarterly thereafter or upon conversion or redemption. At our option, dividends may be paid in cash or shares of common stock, subject to satisfaction of the conditions described below. If we choose to pay dividends in shares of our common stock, the number of shares to be issued in payment of a dividend on the Series A,

Series B and Series C preferred shares will be equal to the accrued dividends divided by the dividend conversion price, which is equal to the average of the closing bid price of our common stock on each of the ten consecutive trading days preceding the dividend date.

    We will not have the right to pay dividends in shares of our common stock if a triggering event, as described below, has occurred and is continuing. Triggering events include the following:

    - the failure of this registration statement covering the resale of the shares of common stock underlying the Series A, Series B and Series C preferred shares and related warrants to be declared effective by the SEC on or prior to January 10, 2001;

    - if while this registration statement is required to be maintained effective, the effectiveness of this registration statement lapses for any reason, including, without limitation, the issuance of a stop order, or is unavailable to a holder of the Series A, Series B and Series C preferred shares for resale of all of the shares issuable upon conversion of the preferred shares and exercise of the warrants, in accordance with the terms of the related registration rights agreement and such lapse or unavailability continues for a period of 5 consecutive trading days or for more than an aggregate of 20 trading days in any 365-day period, except for permitted grace periods;

    - the suspension or delisting from trading of our common stock on the Nasdaq National Market, the New York Stock Exchange or the American Stock Exchange for a period of five consecutive trading days or for more than 10 trading days in any 365-day period;

    - our notice to any holder of Series A, Series B and Series C preferred shares of our intent not to comply with a request for conversion tendered in accordance with the terms of the certificate of designations relating to the Series A, Series B and Series C preferred shares;

    - our failure to issue shares of common stock upon conversion prior to the 10th business day after the required date of delivery;

    - our breach of all or any part of some covenants set forth in the Securities Purchase Agreement;

    - our breach of any representation, warranty, covenant or other term or condition of the documents governing the issuance of the Series A, Series B and Series C preferred shares and the related registration rights agreement unless the breach would not have a material adverse effect or is cured within 10 business days after it occurs.

    MATURITY DATE

    The Series A, Series B and Series C preferred shares mature on June 30, 2002, subject to extension in some circumstances, at which time the Series A, Series B and Series C preferred shares must be redeemed or converted at our option. If we elect to redeem any Series A, Series B and Series C preferred shares outstanding on June 30, 2002, the amount required to be paid will be equal to the liquidation preference of the Series A, Series B and Series C preferred shares, which equals the price originally paid for such shares plus accrued and unpaid dividends. If we elect to convert any Series A, Series B and Series C preferred shares outstanding on June 30, 2002, we will be required to issue shares in an amount determined as described below.

    CONVERSION

    In general, the selling securityholders will have the right to convert the Series A, Series B and Series C preferred shares into shares of our common stock, subject to a few limitations described below. The number of shares of common stock to be issued upon conversion of a Series A, Series B and Series C preferred share is determined by dividing the sum of $10,000 plus accrued and unpaid dividends by the applicable conversion price as described below.

    The conversion prices for the three Series of preferred stock were set during three 20-trading day pricing periods, which occurred between July 5 and September 5, 2000. The transaction was structured so that, if at any time during a pricing period the average closing bid price of our common stock fell below $12.50 per share, that pricing period would terminate. Upon termination of a pricing period, we would be required to redeem approximately 41.7 shares of the preferred stock being priced during that period, and repay approximately $420,000 to the preferred stockholders, for each trading day that the pricing period had been shortened due to the early termination. The conversion price for each respective Series of preferred stock may be adjusted downward, and the number of shares of common stock into which that preferred stock is convertible may increase proportionally, to the extent the average closing bid price of our common stock during the 20 trading days before June 30, 2002 is lower than the current conversion price for each respective Series of preferred stock, and in certain other circumstances which are described more fully in the Form 8-K that we filed with the SEC on July 3, 2000.

    In accordance with the pricing structure noted above, we redeemed substantially all of the Series B and Series C preferred stock and repaid in the aggregate approximately $16.1 million to the preferred stockholders in two stages on August 17, 2000 and September 5, 2000.

    At November 1, 2000, the conversion price of the Series A preferred stock into common stock was $14.91 per share, which would allow that Series of outstanding preferred stock to be converted into 559,355 shares of common stock (excluding accrued and unpaid dividends and without any limitations on conversions). The conversion price of the Series B preferred stock into common stock was $8.5125 per share at November 1, 2000, which would allow the outstanding shares of that series of preferred stock to be converted into 48,164 shares of common stock (excluding accrued and unpaid dividends and without regard to any limitations on conversions).

    As of November 1, 2000, the conversion price of the Series C preferred stock into common stock was $14.625 per share, which would allow the outstanding shares of that series of preferred stock to be converted into 28,034 shares of common stock (excluding accrued and unpaid dividends and without regard to any limitations on conversions).

    No holder may convert or exercise, and we may not effect a conversion for, a number of Series A, Series B and Series C preferred shares or related warrants that would cause the holder and the holder's affiliates to have acquired, through that conversion and during the prior 60 days, a number of shares of our common stock that, when added to the number of shares of our common stock held by them at the beginning of that 60-day period, would exceed 10% of our then total outstanding common stock. Unconverted Series A, Series B and Series C preferred shares and unexercised warrants held by that holder and the holder's affiliates are not counted in making that determination.

    REDEMPTION

    If a triggering event as described above in our discussion of dividends occurs, the holders of the Series A, Series B and Series C preferred shares will have the right to require us to redeem all or a portion of any outstanding Series A, Series B and Series C preferred shares for cash. The redemption price in such a case is the greater of:

    - 120% of the price paid for the Series A, Series B and Series C preferred shares plus accrued dividends; or

    - the product of the number of shares of common stock into which the Series A, Series B and Series C preferred stock is convertible multiplied by the closing sale price of our common stock on the day immediately before the triggering event occurs.

    REDEMPTION OR CONVERSION UPON CHANGE OF CONTROL

    Subject to our right described in the next paragraph to require conversion upon a merger transaction, the holders of the Series A, Series B and Series C preferred shares have the right to require that all or any of the outstanding Series A, Series B and Series C preferred shares be redeemed upon a change of control. The redemption price in such a case is the greater of:

    - 125% of the price paid for the Series A, Series B and Series C preferred shares plus accrued dividends; or

    - the product of the number of shares of common stock into which the Series A, Series B and Series C preferred stock is convertible immediately prior to the public announcement of the change of control multiplied by the closing sale price of our common stock on the day of delivery of the change in control redemption notice by the holder.

    At any time after the date we publicly announce a merger transaction, we have the right to require conversion of all of the outstanding Series A, Series B and Series C preferred stock if the following conditions, among others, are met:

    - we have timely delivered shares of common stock upon conversion of the Series A, Series B and Series C preferred shares and exercise of the related warrants;

    - a registration statement relating to the Series A, Series B and Series C preferred shares and warrants has been effective for at least 20 days prior to the date we give notice of the required conversion covering the resale of that number of shares required to be registered pursuant to our registration rights agreement with the preferred stockholders;

    - the common stock has been listed on the Nasdaq National Market or The New York Stock Exchange, Inc. during the period from June 30, 2000 to the conversion date and suspension or delisting is not threatened;

    - from June 30, 2000 through the date of a conversion at our election, there has not occurred a triggering event or an event that without being cured would constitute a triggering event;

    - we have not failed to make any payments due to the holders of the Series A, Series B and Series C preferred shares later than 5 business days after such payment was due;

    - on each of the 10 days prior the notice of merger conversion the closing bid price of the common stock is at least 180% of the conversion price in effect;

    - the acquiror entity is listed on the Nasdaq National Market or The New York Stock Exchange, Inc. and has a market capitalization of its equity securities which are being issued of at least $2 billion;

    - a public disclosure of such a merger transaction shall be made no sooner than January 26, 2000;

    - on or after January 10, 2001 this registration statement covering the resale of the shares of common stock underlying the Series A, Series B and Series C preferred shares and the related warrants is effective; and

    - we give notice of the required conversion at least 30 trading days prior to the closing of the merger.

    LIQUIDATION PREFERENCE

    In the event of our liquidation, the holders of the Series A, Series B and Series C preferred shares will be entitled to a liquidation preference before any amounts are paid to the holders of our common stock. The liquidation preference is equal to the amount originally paid for the Series A, Series B and

Series C preferred shares, or $10,000 per share, plus accrued and unpaid dividends on any outstanding Series A, Series B and Series C preferred shares.

    VOTING RIGHTS

    Other than as required by law, the holders of the Series A, Series B and Series C preferred shares have no voting rights except that the consent of holders of at least a majority of the outstanding Series A, Series B and Series C preferred shares will be required to effect any change in either our amended and restated certificate of incorporation or certificate of designations that would change any of the rights of the Series A, Series B and Series C preferred shares or to issue any other additional Series A, Series B and Series C preferred shares.

WARRANTS

    We issued warrants to purchase 346,968 shares of our common stock in connection with the sale of the Series A, Series B and Series C preferred shares. The exercise price of those warrants, as of November 1, 2000, is $12.6825 per share, subject to anti-dilution adjustments.

REGISTRATION RIGHTS

    The holders of the Series A, Series B and Series C preferred shares and related warrants are entitled to have the shares of common stock underlying such securities registered by us under the terms of an agreement between us and the holders of the Series A, Series B and Series C preferred shares and related warrants. Under the terms of such agreement, we are required to register at least that number of shares of common stock equal to the product of 1.2 and the number of shares of common stock issuable upon conversion of and in lieu of cash dividends on the Series A, Series B and Series C preferred shares and exercise of the related warrants. We are also required to maintain the effectiveness of the registration statement covering such shares of common stock until the earlier of:

    - the date as of which the holders of the Series A, Series B and Series C preferred shares and warrants may sell all of the shares of common stock covered by such registration statement under Rule 144(k) of the Securities Act, and

    - the date on which the holders of the Series A, Series B and Series C preferred shares and warrants have sold all of the shares of common stock issued or issuable upon conversion of the Series A, Series B and Series C preferred shares and exercise of the related warrants.

    We will bear all registration expenses, other than discounts and brokerage commissions, with respect to this registration statement.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is Computershare Investor Services, LLC of California, 601 South Figueroa, 49th Floor, Los Angeles, CA 90017 and telephone number is (213) 362-4912.

                            SELLING SECURITYHOLDERS

    The shares of common stock being offered by the selling securityholders are issuable (1) upon conversion of or as common stock dividends on the Series A, Series B and Series C preferred shares or (2) upon exercise of the related warrants. For additional information regarding the Series A, Series B and Series C Convertible Preferred Shares, see "Description of Capital Stock--Preferred Stock." We are registering the shares in order to permit the selling securityholders to offer the shares of common stock for resale from time to time. Except for the ownership of the Series A, Series B and Series C preferred shares, and the warrants, the selling securityholders have not had any material relationship with us within the past three years.

    The table below lists the selling securityholders and other information regarding the beneficial ownership of the common stock by each of the selling securityholders. The second column lists, for each selling securityholder, the number of shares of common stock held, plus the number of shares of common stock, based on its ownership of Series A, Series B and Series C preferred shares and related warrants, that would have been issuable to the selling securityholders on November 1, 2000 assuming conversion of all Series A, Series B and Series C preferred shares and the exercise of all warrants held by such selling securityholders on that date, without regard to any limitations on conversions or exercise. Because conversion of the Series A, Series B, and Series C preferred shares is based on a formula that, at maturity or as a result of antidilution adjustments, may depend on the market price of our common stock, the numbers listed in the second column may fluctuate from time to time. The third column lists the shares of common stock being offered by this prospectus by each selling securityholder.

    In accordance with the terms of the registration rights agreement with the holders of the Series A, Series B and Series C preferred shares, this prospectus covers the resale of at least that number of shares of common stock equal to the product of 1.2 and the number of shares of common stock issuable upon exercise of the warrants, payment of dividends on and conversion of the Series A, Series B and Series C preferred shares, determined as if the Series A, Series B and Series C preferred shares were converted in full as calculated as of the date immediately following the last day of the Series C pricing period. Because of the accrual of dividends and adjustments at maturity or upon dilutive issuances, the number of shares that will actually be issued upon conversion of the Series A, B and C may be more or less than the 1,414,020 shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by each selling securityholder.

    Under the certificate of designations for the Series A, Series B and Series C preferred shares and under the terms of the warrants, no selling securityholder may convert Series A, Series B and Series C preferred shares or exercise the warrants, respectively, to the extent such conversion or exercise would cause such selling securityholder, together with its affiliates, to have acquired a number of shares of common stock during the 60-day period ending on the date of conversion which, when added to the number of shares of common stock held at the beginning of such 60-day period, would exceed 10% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of the Series A, Series B and Series C preferred shares which have not been converted and upon exercise of the related warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling securityholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

                                                   COMMON SHARES
                                                    BENEFICIALLY     COMMON SHARES    COMMON SHARES
                                                   OWNED PRIOR TO   OFFERED BY THIS    OWNED AFTER
         NAME OF SELLING SECURITY HOLDER              OFFERING        PROSPECTUS        OFFERING
-------------------------------------------------  --------------   ---------------   -------------
Fisher Capital Ltd.(1)...........................     389,171           481,353             0
Wingate Capital Ltd.(1)..........................     183,762           226,997             0
HFTP Investment L.L.C.(2)........................     197,144           282,463             0
Marshall Capital Management, Inc.(3).............     295,326           423,207             0

------------------------

(1) Citadel Limited Partnership is the trading manager of each of Fisher
    Capital Ltd. and Wingate Capital Ltd. (collectively, the "Citadel Entities") and consequently has voting control and investment discretion over securities held by the Citadel Entities. Kenneth C. Griffin indirectly controls Citadel Limited Partnership. The ownership information for each of the Citadel Entities does not include ownership information for the other Citadel Entities. Citadel Limited Partnership, Kenneth C. Griffin and each of the Citadel Entities disclaim ownership of the shares held by the other Citadel Entities.

(2) Promethean Asset Management, LLC, a New York limited liability company ("Promethean"), serves as investment manager to HFTP Investment L.L.C. ("HFTP") and may be deemed to share beneficial ownership of the shares beneficially owned by HFTP by reason of shared power to vote and to dispose of the shares beneficially owned by HFTP. Promethean disclaims beneficial ownership of the shares beneficially owned by HFTP. Mr. James F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean and HFTP.

(3) Marshall Capital Management, Inc. is an indirect, wholly owned subsidiary of Credit Suisse First Boston Group, a Swiss financial services company whose shares are publicly traded. The parent companies of Marshall Capital Management, Inc. disclaim beneficial ownership of any securities owned by Marshall Capital Management, Inc.

                              PLAN OF DISTRIBUTION

    We are registering the shares of common stock issuable upon conversion of, or as common stock dividends on, the Series A, Series B and Series C preferred stock and upon exercise of the related warrants to permit the resale of the shares of common stock by the holders of the Series A, Series B and Series C preferred stock and the related warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the shares of common stock, although we may receive up to approximately $4.4 million upon exercise of the warrants. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

    The selling securityholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

    (1) on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,

    (2) in the over-the-counter market,

    (3) in transactions otherwise than on these exchanges or systems or in the over-the-counter market,

    (4) through the writing of options, whether such options are listed on an options exchange or otherwise, or

    (5) through the settlement of short sales.

    If the selling securityholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling securityholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling securityholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

    The selling securityholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to the prospectus. The selling securityholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus.

    The selling securityholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

    Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

    There can be no assurance that any selling securityholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

    The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

    We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement estimated to be $19,000.00 in total, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling securityholders will pay all underwriting discounts and selling commissions, if any. In connection with sales made pursuant to this prospectus, we will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement or the selling securityholders will be entitled to contribution. We will be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling securityholders for use in this prospectus, in accordance with the related registration rights agreement or we will be entitled to contribution.

    Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of common stock being offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS

    The financial statements of Intraware, Inc. as of February 29, 2000, February 28, 1999, and for each of the years in the three-year period ended February 29, 2000 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended February 29, 2000 of Intraware, Inc. have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    Intraware is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, Intraware files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Intraware may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's following Regional Offices': New York Regional Office, 7 World Trade Center, New York, New York, 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also may be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Intraware's common stock is listed on The Nasdaq Stock Market's National Market System and such reports, proxy statements and other information concerning Intraware may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1506. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act until this offering is complete:

    - Our Annual Report on Form 10-K for the fiscal year ended February 29, 2000 as filed with the Commission on May 26, 2000 (File No. 000-25249);

    - Our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2000 as filed with the Commission on July 17, 2000;

    - Our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2000 as filed with the Commission on October 16, 2000;

    - Our Current Report on Form 8-K as filed with the Commission on July 3,
      2000;

    - Our Current Report on Form 8-K as filed with the Commission on July 27, 2000;

    - The description of our Common Stock which is contained in our Registration Statement on Form 8-A filed with the Commission on January 8, 1999 pursuant to Section 12 of the Exchange Act, and any description of any of our securities which is contained in any registration statement filed after the date hereof under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating any such description.

    You may also request a copy of these filings, at no cost by writing or telephoning us at the following address:

    Intraware, Inc.
    General Counsel
    2000 Powell Street, Suite 140
    Emeryville, CA 94608
    (925) 253-4500

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses payable by Intraware in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ----------
SEC registration fee........................................  $ 2,729.77
Legal fees and expenses.....................................   10,000.00
Accounting fees and expenses................................    6,000.00
Miscellaneous fees and expenses.............................      270.23
  Total.....................................................  $19,000.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article IX of our amended and restated certificate of incorporation, as amended, and Article VI of our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware law. In addition, we have entered into indemnification agreements with our officers and directors.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    a)  Exhibits

   EXHIBIT NUMBER
---------------------
        3.1*            The Certificate of Incorporation of Intraware, Inc.
        3.2**           The Series A Certificate of Designations, Preferences and
                        Rights.
        3.3**           The Series B Certificate of Designations, Preferences and
                        Rights.
        3.4**           The Series C Certificate of Designations, Preferences and
                        Rights.
        4.1**           Form of Warrant issued in connection with the sale of Series
                        A, B and C Preferred Stock.
        5.1             Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation regarding legality of the securities being
                        registered.
       10.1**           Securities Purchase Agreement dated as of June 29, 2000
                        among Intraware, Inc. and the buyers of the Series A, B and
                        C Preferred Stock.
       10.2**           Registration Rights Agreement dated as of June 29, 2000
                        among Intraware, Inc. and the buyers of the Series A, B and
                        C Preferred Stock.
       23.1             Consent of PricewaterhouseCoopers, LLP.
       23.2             Consent of Attorneys (see Exhibit 5.1).

------------------------

* Incorporated by reference to Intraware's Registration Statement on Form S-1 (File No. 333-69261) declared effective on February 25, 1999.

** Incorporated by reference to exhibits filed with Registrant's Form 8-K as filed with the Securities and Exchange Commission on July 3, 2000.

ITEM 17. UNDERTAKINGS

    (a) We undertake:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the
                 Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California on November 9, 2000.

                                                       INTRAWARE, INC.

                                                       By:               /s/ JOHN J. MOSS
                                                            -----------------------------------------
                                                                           John J. Moss
                                                                  GENERAL COUNSEL AND SECRETARY

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                        NAME                                      TITLE                   DATE
                        ----                                      -----                   ----
                                                       President, Chief Executive
                /s/ PETER H. JACKSON                     Officer and Director
     -------------------------------------------         (Principal Executive       November 9, 2000
                  Peter H. Jackson                       Officer)

                 /s/ DONALD M. FREED
     -------------------------------------------       Chief Financial Officer      November 9, 2000
                   Donald M. Freed

                /s/ LAURENCE M. BAER
     -------------------------------------------       Director                     November 9, 2000
                  Laurence M. Baer

                  /s/ JOHN V. BALEN
     -------------------------------------------       Director                     November 9, 2000
                    John V. Balen

                 /s/ MARY ANN BYRNES
     -------------------------------------------       Director                     November 9, 2000
                   Mary Ann Byrnes

              /s/ CHARLES G. DAVIS, JR.
     -------------------------------------------       Director                     November 9, 2000
                Charles G. Davis, Jr.

                 /s/ MARK B. HOFFMAN
     -------------------------------------------       Director                     November 9, 2000
                   Mark B. Hoffman

                /s/ RONALD E. F. CODD
     -------------------------------------------       Director                     November 9, 2000
                  Ronald E. F. Codd

*By:                    /s/ JOHN J. MOSS
             --------------------------------------
                          John J. Moss
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

    a)  Exhibits

   EXHIBIT NUMBER
---------------------
        3.1*            The Certificate of Incorporation of Intraware, Inc.
        3.2**           The Series A Certificate of Designations, Preferences and
                        Rights.
        3.3**           The Series B Certificate of Designations, Preferences and
                        Rights.
        3.4**           The Series C Certificate of Designations, Preferences and
                        Rights.
        4.1**           Form of Warrant issued in connection with the sale of Series
                        A, B and C Preferred Stock.
        5.1             Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation regarding legality of the securities being
                        registered.
       10.1**           Securities Purchase Agreement dated as of June 29, 2000
                        among Intraware, Inc. and the buyers of the Series A, B and
                        C Preferred Stock.
       10.2**           Registration Rights Agreement dated as of June 29, 2000
                        among Intraware, Inc. and the buyers of the Series A, B and
                        C Preferred Stock.
       23.1             Consent of PricewaterhouseCoopers LLP.
       23.2             Consent of Attorneys (see Exhibit 5.1).

------------------------

* Incorporated by reference to Intraware's Registration Statement on Form S-1 (File No. 333-69261) declared effective on February 25, 1999.

** Incorporated by reference to exhibits filed with Registrant's Form 8-K as filed with the Securities and Exchange Commission on July 3, 2000.